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                                                                    EXHIBIT 99.1

CONTACT:  JOSEPH MACNOW
          (201) 587-8541
                                                       [ALEXANDER'S, INC. LOGO]

                                                          210 Route 4 East
                                                          Paramus, NJ 07652


FOR IMMEDIATE RELEASE -- FEBRUARY 18, 2004

                       ALEXANDER'S COMPLETES $400 MILLION
                     PERMANENT FINANCING OF A PORTION OF THE
                      LEXINGTON AVENUE DEVELOPMENT PROJECT

      PARAMUS, NEW JERSEY...ALEXANDER'S, INC. (New York Stock Exchange: ALX) announced today that it has completed a $400 million mortgage financing on the office space at the Company's Lexington Avenue development project. The loan was placed by German American Capital Corporation, an affiliate of Deutsche Bank. The loan bears interest at 5.33%, matures in February 2014 and, beginning in the third year, provides for principal payments based on a 25-year amortization schedule such that over the remaining eight years of the loan, ten years of amortization will be paid. $253 million of the loan proceeds was used to repay the entire amount outstanding under the existing construction loan with Hypo Real Estate Capital Corporation ("Hypo").

      The construction loan with Hypo was modified so that the remaining availability is $237 million, which is approximately the amount estimated to complete the Lexington Avenue development project. The terms and conditions of the construction loan are substantially the same as previously existed except that the office space is no longer collateral. Further, the Hypo construction loan permits the release of the retail space for a release amount of $15 million and now requires all proceeds from the sale of the residential condominium units to be applied to the construction loan balance until it is fully repaid.

      In connection with the repayment of the $253 million of the construction loan, the Company will write-off $3.1 million, or $0.61 per share, of deferred financing costs in the first quarter of 2004.

      Alexander's, Inc. is a real estate investment trust, which has six properties in the greater New York City metropolitan area.

      Certain statements contained herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, risks associated with the timing of and costs associated with property improvements, financing commitments and general competitive factors.

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